Exhibit 10.2

REVOLVING PROMISSORY NOTE

$10,000,000.00

May 22,2008

Intelligroup, Inc.
499 Thornall Street
Edison, New Jersey 08837
(“Intelligroup”)

Empower, Inc.
499 Thornall Street
Edison, New Jersey 08837
(individually and collectively with Intelligroup, "Borrower")

HSBC Bank USA, National Association
3219 Route 46 East
Suite 201
Parsippany, NJ 07054
(Hereinafter referred to as the "Bank")

Borrower jointly and severally promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of up to Ten Million and No/100 ($10,000,000.00) Dollars or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note and the Interest Rate Election Rider attached hereto and made a part hereof (including all renewals, extensions or modifications hereof, collectively this "Note").

REVOLVING CREDIT ADVANCES. This is a revolving credit note. Borrower may borrow, repay and reborrow, and Bank may advance and readvance under this Note respectively from time to time (each an "Advance" and together the "Advances"), so long as the total indebtedness and all other Advances under the Loan Agreement outstanding at any one time does not exceed the lesser of (i) the principal amount stated on the face of this Note or (ii) the Borrowing Base. Bank's obligation to advance or readvance under this Note shall terminate if an Event of Default exists.

INTEREST RATE TO BE APPLIED. Interest Rate. Interest shall accrue on the unpaid principal balance of each Advance (as defined herein) under this Note from the date such Advance is made available to the Borrower as set forth on the Interest Rate Election Rider attached hereto and made a part hereof.

Default Rate. In addition to all other rights contained in this Note, if an Event of Default (defined herein) occurs and as long as an Event of Default continues, all outstanding Obligations in Bank's discretion shall bear interest at the Prime Rate plus 3% ("Default Rate"). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full, except as otherwise required by law.

INTEREST COMPUTATION. (Actual/360). Interest shall be computed on the basis of a 360-day year for the actual number of days in the interest period ("Actual/360 Computation"). The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) interest rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the Interest Period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding that of the nominal rate.

Exhibit 10.2

REPAYMENT TERMS. Interest payments and prepayments shall be due and payable in accordance with the terms of the Interest Rate Election Rider attached hereto and made a part hereof. All outstanding principal will be repaid in accordance with the Loan Agreement, as hereinafter defined In any event, this Note shall be due and payable in full, including all principal and accrued interest, on May 21, 2011, the maturity date of this Note. In addition, Borrower shall immediately repay all principal amounts as required by Section 2.5(d) of the Loan Agreement.

RESCISSION OF PAYMENTS. If any payment received by Bank under this Note or the other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all Persons liable under this Note or the other Loan Documents as though such payment had not been made.

LOAN AGREEMENT; LOAN DOCUMENTS; OBLIGATIONS. This Note is subject to the terms and conditions of that certain Revolving Credit and Security Agreement between Bank and Borrower dated as of the date hereof, as the same may be modified and amended from time to time (the "Loan Agreement"). All capitalized terms not otherwise defined herein shall have such meaning as assigned to them in the Loan Agreement. The term "Obligations" used in this Note refers to any and all Indebtedness and other obligations under this Note, all other Indebtedness as defined in the respective Loan Documents, and all obligations under any swap agreements as defined in 11 U.S.C. §101 between Bank or any of its affiliates and Borrower whenever executed.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank's reasonable expenses incurred to enforce or collect any of the Obligations, including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. Regardless of any other provision of this Note or other Loan Documents, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of this Note and not to the payment of interest, and (ii) if the loan evidenced by this Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of this Note or the refunding of excess to be a complete settlement and acquittance thereof.

EVENTS OF DEFAULT. An "Event of Default" hereunder shall be the occurrence of any “Event of Default” as set forth in Section 8.1 of the Loan Agreement.

REMEDIES UPON EVENT OF DEFAULT. Upon the occurrence of an Event of Default, Bank may at any time thereafter, exercise any one or all of the remedies set forth at Section 8.2 of the Loan Agreement

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Event of Default shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Each Borrower or any other Person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any Borrower or any Person liable under this Note or other Loan Documents, all without notice to or consent of any Borrower or any Person who may be liable under this Note or other Loan Documents and without affecting the liability of Borrower or any Person who may be liable under this Note or other Loan Documents.

Exhibit 10.2

MISCELLANEOUS PROVISIONS. Assignment. This Note and other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank's interests in and rights under this Note and other Loan Documents are freely assignable, in whole or in part, by Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Note and other Loan Documents shall be governed by and construed under the laws of the state where Bank first shown above is located as shown in the heading of this Note without regard to that state's conflict of laws principles Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Plural; Captions. All references in the Loan Documents to Borrower, Guarantor, Person, document or other nouns of reference mean both the singular and plural form, as the case may be. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Binding Contract. Borrower by execution of and Bank by acceptance of this Note agree that each party is bound to all terms and provisions of this Note. Entirety. This Note and the other Loan Documents delivered in connection herewith and therewith embody the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter hereof and thereof. Advances. Bank in its sole discretion may make other advances and readvances under this Note pursuant hereto. Joint and Several Obligations. Each Borrower is jointly and severally obligated under this Note. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time, together with any interest and/or penalties relating thereto. Business Purpose. Borrower represents that the loan evidenced hereby is being obtained for business purposes. Litigation Any litigation arising hereunder or related hereto shall be subject to the provisions set forth in the Loan Agreement agreeing to Waiver of Jury Trial.

Exhibit 10.2

IN WITNESS WHEREOF, Borrower, as of the day and year first above written, has caused this Note to be executed under seal.

Intelligroup, Inc.

By________/s/ Alok Bajpai____________________________
Title:	Alok Bajpai
Its:	CFO, Treasurer and Secretary

Empower, Inc.

By________/s/ Alok Bajpai____________________________
Title:	Alok Bajpai
Its:	Secretary and Treasurer

Exhibit 10.2

INTEREST RATE ELECTION RIDER

1. INTEREST RATE(S); PAYMENTS AND PREPAYMENTS.

1.1 Interest Rates. So long as the Bank has not demanded payment of any amounts hereunder, or such earlier date as the obligations of the Borrower to the Bank under this Note, and any other agreements between the Bank and the Borrower related hereto, shall become due and payable and subject to the other terms of this Note, the outstanding principal balance shall bear interest at a rate per annum for the Interest Periods (as hereinafter defined) which the Borrower selects in accordance with this paragraph and the other provisions of this Note equal to: (a) a variable rate (the "Variable Rate") equal to Eighty-five hundredths of a Percent (0.85%) below the Prime Rate (as hereinafter defined) (a "Variable Rate Advance"); or (b) One and one-half of a Percent (1.50%) above the LIBOR Rate (as hereinafter defined) for Interest Periods of one, two, three or six months, but not longer than the remainder of the term of this Note (a "LIBOR Advance").

1.2 Rate Selection. When the Borrower desires to select an interest rate, the Borrower shall give the Bank three days’ prior notice or such shorter notice as the Bank in its sole discretion may accept, specifying the effective date thereof (which shall be a Banking Day (as hereinafter defined)), the type of interest rate, the amount to which the interest rate shall apply and the duration of the first Interest Period therefor. Any such notice shall be irrevocable and shall be subject to other terms and conditions set forth in this Note. If the Bank does not receive timely notice of a requested LIBOR Advance, the Borrower shall be deemed to have selected a Variable Rate Advance. Each LIBOR Advance may only be requested in increments greater than One Hundred Thousand Dollars and Zero Cents ($100,000.00). If any interest rate is selected, the Bank shall record on the books and records of the Bank an appropriate notation evidencing such selection, each repayment on account of the principal thereof and the amount of interest paid, and the Borrower authorizes the Bank to maintain such records and make such notations and agrees that the amount shown on the books and records as outstanding from time to time shall constitute the amount owing to the Bank pursuant to this Note, absent manifest error.

1.3 Payment of Interest. Interest on all amounts outstanding (except for LIBOR Advances) shall be payable monthly in arrears on the 24th day of each month commencing the month following the date of this Note, and continuing thereafter on the same day of each succeeding month until the principal balance shall be paid in full. Interest on all LIBOR Advances shall be payable, in arrears, on the first Banking Day following the expiration of the applicable Interest Period and, in respect of any LIBOR Advance of more than three (3) months' duration, interest shall also be payable, in arrears, on each earlier Banking Day which is three (3) months after the first day of the applicable Interest Period.

1.4 Interest Periods. Each Interest Period shall commence on the date selected and shall end on the date the Borrower shall elect, in each case as set forth in Paragraph 1.1 hereof; provided, however, that (a) any Interest Period that would otherwise end on a day which is not a Banking Day shall be extended to the next Banking Day; and (b) any Interest Period that would otherwise extend beyond demand for payment of any amount shall end on the date of such demand, or such earlier date as the obligations of the Borrower to the Bank under this Note, and any other agreements between the Bank and the Borrower related hereto, shall become due and payable.

1.5 Conversion of Outstanding Amounts. So long as the Bank has not demanded payment of any amounts hereunder, the Borrower may (a) on any Banking Day, convert any outstanding Variable Rate Advance to a LIBOR Advance in the same aggregate principal amount and (b) on the last Banking Day of the then current Interest Period applicable to a LIBOR Advance, convert such LIBOR Advance to a Variable Rate Advance. If the Borrower desires to convert an advance as set forth in the prior sentence, it shall give the Bank prior notice in a form satisfactory to the Bank, specifying the date of such conversion, the amount to be converted and if the conversion is from a Variable Rate Advance to a LIBOR Advance, the duration of the Interest Period therefor.

1.6 End of Interest Period. Subject to all of the terms and conditions applicable to a request that a new interest rate selected be a LIBOR Advance, the Borrower may elect to continue a LIBOR Advance as of the last day of the applicable Interest Period to a new LIBOR Advance. If the Borrower fails to notify the Bank of the Interest Period for a subsequent LIBOR Advance at least three (3) Banking Days or such shorter notice as the Bank in its sole discretion may accept prior to the last day of the then current Interest Period, then, at the Bank's discretion, such outstanding LIBOR Advance shall become a Variable Rate Advance at the end of the current Interest Period for such outstanding LIBOR Advance and shall accrue interest in accordance with the provisions regarding Variable Rate Advances described herein.

Exhibit 10.2

1.7 Basis for Determining LIBOR Inadequate or Unfair. In the event that the Bank shall determine that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for determining the LIBOR Rate, or Eurodollar deposits in the relevant amount and for the relevant maturity are not available to the Bank in the interbank Eurodollar market, with respect to a proposed LIBOR Advance or a proposed conversion of any Variable Rate Advance to a LIBOR Advance, the Bank shall give the Borrower prompt notice of such determination. If such notice is given, then: (a) any requested LIBOR Advance shall be made as a Variable Rate Advance, unless the Borrower gives the Bank one Banking Day’s prior written notice that its request for such borrowing is canceled; (b) any advance which was to have been converted to a LIBOR Advance shall be continued as a Variable Rate Advance; and (c) any outstanding LIBOR Advance shall be converted to a Variable Rate Advance on the last Banking Day of the then current Interest Period for such LIBOR Advance. Until such notice has been withdrawn, the Bank shall have no obligation to make LIBOR Advances or maintain outstanding LIBOR Advances and the Borrower shall not have the right to request LIBOR Advances or convert advances to LIBOR Advances.

1.8 Illegality of LIBOR Rate. Notwithstanding any other provision of this Note, if, after the date of this Note, any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for the Bank to make or maintain any LIBOR Advance, the obligation of the Bank hereunder to make or maintain such LIBOR Advance shall forthwith be suspended for the duration of such illegality and the Borrower shall, if any such LIBOR Advance is outstanding, promptly upon request from the Bank, prepay such LIBOR Advance or convert such LIBOR Advance to another type of advance. If any such payment is made on a day that is not the last Banking Day of the then current Interest Period applicable to such advance, the Borrower shall pay the Bank, upon the Bank's request, any amount required under Paragraph 1.9 of this Note.

1.9 Termination of Pricing Option. After the Bank has demanded payment of any amounts hereunder, or such earlier date as the obligations of the Borrower to the Bank under this Note, and any other agreements between the Bank and the Borrower related hereto, shall become due and payable, the Borrower’s right to select pricing options, if applicable, shall cease, and, if the Borrower would, but for the application of the preceding clause, have had the right to elect among interest rate options, notwithstanding anything to the contrary in this Note, interest shall accrue at a rate per annum equal to 3.0% plus the Variable Rate.

1.10 Optional Prepayment.

(a)

The Borrower has the right to pay before due the unpaid balance of any Variable Rate Advance or any part thereof without penalty or premium, but with accrued interest on the principal being prepaid to the date of such repayment.

(b)

At its option and upon prior written notice to the Bank, the Borrower may prepay any LIBOR Advance in whole or in part from time to time without premium or penalty but with accrued interest on the principal being prepaid to the date of such repayment; provided, however, that such LIBOR Advance may only be prepaid on the last Banking Day of the then current Interest Period applicable thereto.

(c)

In the event that any prepayment of a LIBOR Advance is required or permitted on a date other than the last Banking Day of the then current Interest Period applicable thereto, then so long as this Note has not become due and payable in accordance with its terms, the Borrower shall have the right to prepay such LIBOR Advance in whole (but not in part), provided that the Borrower shall pay to the Bank concurrently with such prepayment a Yield Maintenance Fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Interest Period as to which the prepayment is made, shall be subtracted from the "cost of funds" component of the LIBOR Advance in effect at the time of prepayment. If the result is zero or a negative number, there shall be no Yield Maintenance Fee payable. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above-referenced United States Treasury security rate and the number of days remaining in the designated term chosen pursuant to the Interest Period as to which the prepayment is made.

Exhibit 10.2

The resulting amount shall be the Yield Maintenance Fee due to the Bank upon prepayment of the LIBOR Advance. If this Note shall become due and payable for any reason, then any Yield Maintenance Fee with respect to the Note shall become due and payable in the same manner as though the Borrower had exercised its right of prepayment. The Borrower recognizes that the Bank will incur substantial additional costs and expenses including loss of yield and anticipated profitability in the event of prepayment of all or part of this Note and that the Yield Maintenance Fee compensates the Bank for such costs and expenses. The Borrower acknowledges that the Yield Maintenance Fee is bargained-for consideration and not a penalty.

(d)

All prepayments of any LIBOR Advance shall be applied first to fees and expenses then due hereunder, then to interest on the unpaid principal balance accrued to the date of prepayment and last to the principal balance then due hereunder.

2. DEFINITIONS.

2.1 Definitions. The following definitions are applicable to this Interest Rate Election Rider:

(a)

"Banking Day" shall mean with respect to LIBOR Advances, a London Banking Day and with respect to all other advances, any day other than a day on which commercial banks in New York are required or permitted by law to close.

(b)

"Interest Period" shall mean with respect to any LIBOR Advance, the one, two, three or six month period selected by the Borrower pursuant to Paragraph 1.1 and with respect to any other advance the period of duration, if any, selected by the Borrower pursuant to Paragraph 1.1 respecting such advance.

(c)	"LIBOR Advance" shall have the meaning set forth in Paragraph 1.1 above.

(d)

"LIBOR Rate" shall mean the rate of interest (rounded upwards if necessary to the next 100th of one percent) two (2) London Banking Days prior to a proposed LIBOR Advance, determined by the Bank to be the prevailing rate per annum at which deposits in United States dollars for an applicable period, determined by the Bank in its sole discretion, are offered by banks in the London Interbank Market.

(e)

"London Banking Day" shall mean with respect to LIBOR Advances, any day on which commercial banks are open for international business (including dealings in U.S. Dollar ($) deposits) in London, England and New York.

(f)

"Prime Rate" shall mean the rate per annum from time to time established by the Bank as the Prime Rate and made available by the Bank at its main office or, in the discretion of the Bank, the base, reference or other rate then designated by the Bank for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

(g)	"Variable Rate Advance" shall have the meaning set forth in Paragraph 1.1 above.

2.2 Other Terms. Terms set forth in this Note which are defined in the Note shall have the meanings set forth in the Note.

2.3 Incorporation. This Rider is incorporated into the Note to which it is attached and is a part thereof.

Exhibit 10.2

IN WITNESS WHEREOF, Borrower, as of the day and year first above written, has caused this Rider to be executed under seal.

Intelligroup, Inc.

By________/s/ Alok Bajpai____________________________
Title:	Alok Bajpai
Its:	CFO, Treasurer and Secretary

Empower, Inc.

By________/s/ Alok Bajpai____________________________
Title:	Alok Bajpai
Its:	Secretary and Treasurer